Report of Independent Auditors

Management
CRIIMI MAE Services Limited Partnership

We have examined management's assertion, included in the accompanying report titled
Report of Management, that CRIIMI MAE Services Limited Partnership (the Partnership)
complied with the minimum servicing standards set forth in the Mortgage Bankers
Association of America's Uniform Single Attestation Program for Mortgage Bankers
(USAP) (except, for commercial loan and multifamily loan servicing, minimum servicing standards V.4. and VI.1., which the Mortgage Bankers Association of America has interpreted as inapplicable to such servicing) during the year ended December 31, 2004.
Management is responsible for the Partnership's compliance with those requirements.
Our responsibility is to express an opinion on management's assertions about the
Partnership's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the
American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Partnership's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Partnership's compliance with specified requirements.

In our opinion, management's assertion that the Partnership complied with the aforementioned requirements during the year ended December 31, 2004, is fairly stated, in all material respects.

Ernst & Young LLP

March 10, 2005